Exhibit 99.1

news release

— — — — AT THE COMPANY — — — —

Lynn Afendoulis
Director, Corporate Communications
616/365-1502

FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 19, 2006

Universal Announces Leadership Transition Plan
President Mike Glenn named CEO
Bill Currie to take new full-time employee post, Executive Chairman
Secchia becomes Chairman Emeritus

GRAND RAPIDS, Mich., April 19, 2006 – Universal Forest Products, Inc. today announced its gradual and seamless plan for transition of leadership that includes the appointment of 33-year employee and company president, Mike Glenn, to the position of CEO effective July 1, 2006.

Current CEO William G. Currie today was appointed to the newly created position of Executive Chairman of the Board in which he will continue as a full-time employee of the Company. He also will maintain his role as CEO until July 1, 2006. Former Chairman Peter F. Secchia became Chairman Emeritus and will remain on the board as a director. The changes were approved at the regular meeting of the board of directors held today.

“This well-thought out plan puts the right people in the right places to ensure the continued success of Universal,” said Secchia. “The company’s operations and direction will be in capable hands with Mike Glenn, who has been with Universal for more than three decades and at the helm of our operations for six years.”

As Executive Chairman, Currie will remain an employee and will focus on select customer and vendor relationships, on investor relations, and on his board responsibilities. He also will work with Glenn in an advisory capacity on business strategies and acquisitions.

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Universal Forest Products, Inc.

“I’m honored to have the opportunity to broaden my role in the continued growth and success of Universal,” Glenn said. “Continuing to work side-by-side with Bill Currie provides both a seamless transition as well as the chance to tap one of the best minds in the business.”

“Mike has decades of experience and history with Universal. For the past six years, he has been driving our success through programs he instituted like our five-year ‘Building it Forward’ program and our ‘Innovation Program,’” Currie said.

The first was a five-year plan established in 2002 with aggressive goals that Universal hit two years early. The Innovation Program is an on-going initiative of continuous improvement that Glenn initiated in 2005. In less than a year, the program began saving the company millions of dollars annually.

Glenn joined Universal in 1974 as a salesman in Pennsylvania. He was appointed vice president in 1984 overseeing operations in Colorado, Texas, and Kansas. In 1989 he was named senior vice president of the company’s then-Southwest Company. When Universal reorganized into two divisions in 1997, Glenn was named president of the Western Division. Throughout his career, Glenn’s regions and operations were continually among the top-performing in the company. In 2000, he was named president and Chief Operating Officer.

In addition to putting the best person in the CEO’s office, Glenn’s appointment continues Universal’s strong and long-standing tradition of developing its people and promoting from within, Currie noted.

“That sends a strong message to employees about the opportunity that exists at the company,” he said. “It’s one of the reasons the average length of service among our senior staff is more than 20 years. People stay here because it’s a great place to work and because there are opportunities to advance.”

“And that allows us to have great leaders with vast experience – in the industry and at Universal – like Mike Glenn, and like many of our vice presidents and others in senior management roles,” he added.

Currie began his career at Universal in 1971 as Secchia’s first hire after Secchia bought controlling interest in the company. Currie advanced rapidly from sales manager to eastern regional sales manager to executive vice president to president and, in 1989, became chief executive officer.

Secchia began his service with the Company in 1962 and served as Chief Executive Officer and Chairman of the Company from 1971until 1989, when he was appointed U.S. Ambassador to Italy. When Secchia completed his tenure as Ambassador in 1993, he rejoined the Company as Chairman of the Board.

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Universal Forest Products, Inc.

Universal Forest Products markets, manufactures and engineers wood and wood-alternative products for D-I-Y retail home centers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market and specialty wood packaging for various industries. The company also provides framing services for the site-built sector. In conjunction with its customers, Universal uses its engineering and manufacturing expertise, coupled with highly skilled employees, to design and construct buildings and housing. The company has approximately 9,500 employees who work in more than 100 locations. Sales for 2005 were nearly $2.7 billion. For information about Universal, please visit the Company’s web site at http://www.ufpi.com , or call 888-Buy-UFPI.

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